Exhibit 10.22

To

Jeff Brands Inc (the “Company”)

Dear Mr\Ms,

As per your request, we hereby inform you, that we, Bank Leumi Le Israel Ltd. (the “Bank”), will be willing to grant you credit up to a sum of $USD 1,000,000 (One Million US Dollars) (the “Line of Credit” or “Credit”) for the purpose of a bridge until the public offering of the company and pursuant to the terms detailed in this letter as follows:

1.	The Line of Credit

1.1	The Line of Credit will be placed in 2 loans for a short time up to a sum of $USD 1,000,000 (One Million US Dollars), when the last due date to withdraw the loans mentioned will not be later than 21.7.22 and the date of their full repayment will be at no later than 21.8.22.

1.2	Rest of the terms for the credit, including the interest rate for each of its parts and the commissions related to it, will be as agreed upon in writing between the Bank and you before its grant and if not agreed upon, as accepted by the bank relating to similar credits, at the time of its grant.

2.	Contingencies

2.1	Grant of any credit from the Line of Credit and its following management will be in the condition that all of the following commitments are carried no later than 24.2.22:

2.1.1	A Subordination statement attached to this letter and marked as “A” and “B” will be signed by you and by Medigos Inc. and by Viki Hakmon ID 033847799 at the Company towards the Bank.

2.1.2	You will sign an obligation to not create any lien\floating lien on your assets, at the form attached to this letter as an inseparable part of it and marked as “C”

2.1.3	Medigos will sign a convenience letter attached to this letter and marked “D”.

2.2	All of the assets and rights above-mentioned of which lien\mortgaging and\or checking towards the bank is required by this letter will be liened\mortgaged\checked when they are clear of any lien, foreclosure or other right of any third party.

2.3	It is clarified, that in addition to all of the contingencies and obligations detailed herein to ensure that full and exact pay off of all your debts and obligation towards the bank, all of your other contingencies and guarantees of any kind granted and\or will be granted to the bank by you and\or by a third party towards you will stand valid towards the bank as well.

3.	Other Conditions for Grant of Credits

In addition to the aforementioned, the grant of credits wholly or partly and the continuation of their management will be in the condition that all of the other commitments are carried as follows:

3.1	Will be signed and delivered to us, immediately at our request, all of the documents and certifications that will be required at our discretion, at a form acceptable to us for the grant of credits and creation of the contingencies and obligations detailed herein.

3.2	No event shall occur that would allow the Bank, based on any document that is signed and\or would be signed by you, including and without limiting the generality of the above-mentioned based on the terms of a general terms agreement to grant credit in foreign or local currency –accepted by the bank- to set your debts and obligation for immediate repayment by the bank, wholly or partly, whether if the mentioned event depends on you or not.

3.3	You, your controlling shareholder, a body that is and\or would be nominated by your group and any who is by your behalf, would be listed on a sanction list of any of those bodies-

a.	The declaration list of the Israeli Ministry of Defense
b.	The European Union
c.	The United States (OFAC)
d.	UN

Or if you have and\or will organize by the laws of a state or will be a citizen or a resident of a country which is listed on those lists.

Such listing would constitute a cause for the cancellation of the agreement of the Bank to grant credit and\or placing it for immediate repayment and the restriction of the activity of your accounts.

3.4	There won’t be, to the opinion of the Bank, any impediment and\or limitation by law for the grant of credit, including, but not only, an impediment according to the instructions of the Bank of Israel or any other authorized body and\or there won’t be, to the opinion of the bank, any change in force which would impede, prevent or limit the ability of the bank to grant the credit, including a change in the Euro Market, any change in law, or a change arising from a demand, instruction or request received or referred from the Bank of Israel or by another authorized body.

3.5	Only for the avoidance of doubt is it clarified that the continuation of the management of the credits is subject to the Bank’s rights and subject to any of your obligations based on the documents that are and\or will be signed by you according to any law and there is nothing in the aforesaid in this letter to derogate, in any way the Bank’s rights and\or your obligations by any other document signed by you towards the Bank.

4.	Commissions

A threshold condition to this letter entry into force is that you will pay commissions to us as follows:

4.1.	Credit Grant Commission

For the whole duration when the Line of Credit is in force, you will pay us a credit grant commission which will by calculated as follows:

4.1.1.	In relation to the Line of Credit which is not for a line of checking in a returning debitory account – the commission will stand for a rate of 0.25% a month and it will by calculated by the balance of the unused Line of Credit. The examination of the sum of the unused Line of Credit will be done on a daily basis and the payment of commission due to it will be retrospectively at the end of each calendar month.

4.2.	Commission for the handling of credit documents and contingencies and collateral commission (if relevant) according to the Bank’s commission’s tariff.

5.	Validity of this Letter

5.1	Our offer to grant credit according to this letter will enter into force if until the date 24.2.22 incl., you will approve with your signature at the bottom of this letter of your agreement to all of the terms listed above and deliver to us a copy of list letter approved by you.

5.2	In addition, our offer to grant credit according to this letter, will be in force until the date 24.22.22 incl., and if until this date you will not carry all of the conditions and obligations listed in this letter, our offer to grant credit will be null and void and the Bank shall not have any obligation to grant the credit.

6.	The Company’s rights according to his letter are non-transferable or checked in any way to any third party. Presenting this letter or any part of it to another party will be only after our written approval.

Respectfully,

Bank Leumi Le Israel BM

Date: 22.2.2022

To

Bank Leumi Le Israel Ltd.

Dear Mr.\Ms.,

We hereby agree to the terms set in your above-mentioned letter and commit to perform according to it.

According to what is detailed in paragraph 4 to your letter please charge our account held by you a sum of ____________ for the commission\s mentioned at paragraph 4 above whether or account will be creditory or debitory or whether it becomes debitory as a result of this charge.

/s/ Jeffs’ Brands Ltd.

I the undersigned Tamir Chagal council of Jeff Brands Inc. (the “Company”) hereby approve that the approval above was lawfully signed in my presence by Viki Hacmon and Oz Affler the authorized, in accordance to the directive of the articles of association of the Company to sign in its name on the approval above and the aforementioned is binding towards the Company.

/s/ Tamir Chagal, Adv.

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